Exhibit 99.1

Houston Wire & Cable Company Announces Acquisition of Vertex

Houston, TX—October 3, 2016 – Houston Wire & Cable Company (NASDAQ: HWCC) today announced that it has purchased Vertex Corporate Holdings, Inc. and its subsidiaries from DXP Enterprises, Inc. (NASDAQ: DXPE). Vertex is a leading master distributor of industrial fasteners with sales and distribution centers throughout the United States. Specializing in corrosion resistant and specialty alloy inch and metric threaded fasteners, rivets, and hose clamps, Vertex products are used in a broad array of end markets including industrial supply, water and waste water, general manufacturing, power generation, marine, and oil and gas.

Under the terms of the agreement, the purchase price for the acquisition of the company is $32.3 million, subject to an adjustment based on the net working capital of the acquired company on the closing date. HWCC is financing the payment of the purchase price through borrowings under its credit facility. James Pokluda III, President and CEO of HWCC commented, “Vertex has a well established reputation as a leading master distributor of industrial fasteners with high quality products, outstanding customer service, and superior operational excellence.  This acquisition leverages HWCC’s core strength in master distribution and its national distribution platform into new product categories and represents a great example of how its model can be used to further penetrate industrial end markets.”

Conference Call

The Company will host a conference call to discuss the acquisition on Wednesday, October 5th at 10:00 a.m., C.T. Hosting the call will be James Pokluda, President and Chief Executive Officer, and Nicol Graham, Vice President and Chief Financial Officer.

A live audio web cast of the call will be available on the Investor Relations section of the Company’s website www.houwire.com.

Approximately two hours after the completion of the live call, a telephone replay will be available on the Investor Relations section of the Company’s website www.houwire.com.

Replay, Toll-Free #: 855-859-2056
Replay, Toll #: 404-537-3406
Conference ID # 93780889

About the Company

With over 40 years’ experience in the industry, Houston Wire & Cable Company is one of the largest providers of wire and cable in the U.S. market. Headquartered in Houston, Texas, the Company has sales and distribution facilities strategically located throughout the nation.

Standard stock items available for immediate delivery include continuous and interlocked armor cable; instrumentation cable; medium voltage cable; high temperature wire; portable cord; power cables; primary and secondary aluminum distribution cables; private branded products, including LifeGuard™, a low-smoke, zero-halogen cable; mechanical wire and cable and related hardware, including wire rope, lifting products and synthetic rope and slings.

Comprehensive value-added services include same-day shipping, knowledgeable sales staff, inventory management programs, just-in-time delivery, logistics support, customized online ordering capabilities and 24/7/365 service.

CONTACT:

Kayla Draper

Investor Relations Coordinator & Assistant to the CEO

Direct: 713.609.2227

Fax: 713.609.2168
kdraper@houwire.com